[Letterhead of Rosenberg Smith & Partners]










Consent of Independent Auditors




    We hereby consent to the use in this Registration Statement on amendment number 1 of this Form SB-2 of our auditors' report included herein dated September 12, 2003 except for Note 11 and 19 which is as of February 3, 2004, relating to the consolidated financial statements of On the Go Healthcare, Inc.

    We hereby consent to the use in this Registration Statement on amendment number 1 of this Form SB-2 of our auditors' report included herein dated December 13, 2003, relating to the consolidated financial statements of Compuquest Inc.(Computer Division).

    We hereby consent to the reference to our Firm under the caption "Experts" in the Prospectus.


Rosenberg Smith & Partners


/s/Rosenberg Smith & Partners
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Chartered Accountants
Concord, Ontario
February 3, 2004